As filed with the Securities and Exchange Commission on February 22, 2008

Registration No. 333-70207

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO FORM S-8 REGISTRATION STATEMENT NO. 333-70207

Under The Securities Act of 1933

ALABAMA NATIONAL BANCORPORATION

(Exact name of registrant as specified in its charter)

Delaware	63-1114426
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1927 First Avenue North Birmingham, Alabama	35203
(Address of principal executive offices)	(Zip code)

First American Bank

401(K) Savings Plan

(Full Title of Plan)

John H. Holcomb, III

Chairman and Chief Executive Officer

1927 First Avenue North

Birmingham, AL 35203

(205) 583-3600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Christopher B. Harmon, Esq.

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

Suite 2400

Birmingham, Alabama 35203

(205) 254-1000

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment relates to the following registration statement on Form S-8 (as amended, the “Registration Statement”), filed by Alabama National BanCorporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission, registering shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), and plan interests:

File No. 333-70207, filed on January 7, 1999, registering 25,000 shares of Common Stock and an indeterminate amount of plan interests.

Promptly following the filing of this post-effective amendment, it is expected that the Company will merge with and into RBC Centura Banks, Inc., with RBC Centura Banks, Inc. as the surviving corporation. The offering pursuant to the Registration Statement has been terminated as a result of such merger or otherwise. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 2 and hereby removes from registration all shares of Common Stock and plan interests that remain unsold under the Registration Statement. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on the 22nd day of February, 2008.

ALABAMA NATIONAL BANCORPORATION

By:	/S/ JOHN H. HOLCOMB, III
John H. Holcomb, III Its Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN H. HOLCOMB, III John H. Holcomb, III	Chairman and Chief Executive Officer (principal executive officer)	February 22, 2008

* Dan M. David	Vice Chairman and Director	February 22, 2008

/S/ RICHARD MURRAY, IV Richard Murray, IV	President, Chief Operating Officer and Director	February 22, 2008

/S/ WILLIAM E. MATTHEWS, V William E. Matthews, V	Executive Vice President and Chief Financial Officer	February 22, 2008

/S/ SHELLY S. WILLIAMS Shelly S. Williams	Senior Vice President and Controller	February 22, 2008

* W. Ray Barnes	Director	February 22, 2008

* John D. Johns	Director	February 22, 2008

* John J. McMahon, Jr.	Director	February 22, 2008

* C. Phillip McWane	Director	February 22, 2008

* William D. Montgomery	Director	February 22, 2008

* Drayton Nabers, Jr.	Director	February 22, 2008

* G. Ruffner Page, Jr.	Director	February 22, 2008

* W. Stancil Starnes	Director	February 22, 2008

* By:	/S/ JOHN H. HOLCOMB, III
John H. Holcomb, III
Attorney-in-fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, Alabama National BanCorporation has duly caused this Post-Effective Amendment No. 2 to be signed on the Plan’s behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on February 22, 2008.

ALABAMA NATIONAL BANCORPORATION

By:	/S/ JOHN H. HOLCOMB, III
John H. Holcomb, III
Its Chairman and Chief Executive Officer